Exhibit 5.2

Carey y Cía. Ltda.

Isidora Goyenechea 2800, piso 43

Las Condes, Santiago, Chile.

April 3, 2014

Empresa Nacional de Electricidad S.A. Santa Rosa 76, 15th Floor Santiago, Chile

Ladies and Gentlemen:

We have acted as special Chilean counsel to Empresa Nacional de Electricidad S.A. (the “Company”), a publicly-held corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (“Chile”), in connection with the registration under the U.S. Securities Act of 1933, as amended (the “Act”), by the Company of debt securities (the “Securities”) to be offered and sold by the Company from time to time. The Securities may be issued pursuant to the terms of the indenture dated as of January 1, 1997, as supplemented by the first supplemental indenture dated as of July 24, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank), as trustee (the “Trustee”).

We are giving this opinion in connection with the Registration Statement on Form F-3ASR, (the “Registration Statement”) to be filed by the Company with the U.S. Securities and Exchange Commission to effect registration of the Securities under the Act and the rules and regulations promulgated thereunder.

For purposes of this opinion, we have examined (i) the bylaws (estatutos sociales) of the Company, (ii) the Registration Statement, and (iii) such corporate records, agreements, certificates and other documents as we have deemed necessary for the purposes of the opinions expressed below.

In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

As to any facts relevant to our opinion, we have relied on certificates and representations of officers or other representatives of the Company.

We are qualified to practice law in the Republic of Chile and do not purport to be expert on, or to express any opinion herein concerning, any law other than the laws of Chile as in effect in the date hereof.

Based upon and subject to the foregoing, we are of the opinion that in connection with the issuance, offer and sale of the Securities, the Company has the corporate authority under the laws of Chile to execute and deliver the Indenture and the Securities.

We hereby consent to the filing with the U.S. Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the references made to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Act, or the rules and regulations of the U.S. Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Carey y Cía. Ltda.